CODE OF ETHICS
INTRODUCTION
The Firm has adopted this code of ethics (the “Code” or “Code of Ethics”) in compliance with Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act in order to specify the standard of conduct expected of its Associated Persons. The Firm will describe its code of ethics to clients in writing and, upon request, furnish clients with a copy of the code of ethics.
All Associated Persons of the Firm must comply with applicable federal securities laws. In particular, it is unlawful for the Firm and any Associated Person, by use of the mails or any means or instrumentality of interstate commerce, directly or indirectly:
to employ any device, scheme or artifice to defraud any client or prospective client of the Firm;

to make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

to engage in any transaction, practice, or course of business which operates or would operate as a fraud or deceit upon any client or prospective client of the Firm; or

to engage in any fraudulent, deceptive, or manipulative practice.

In adopting this Code, the Firm recognizes that it, and its affiliated persons owe a fiduciary duty to the Firm’s client accounts and must (1) at all times place the interests of Firm clients first; (2) conduct personal securities transactions in a manner consistent with this Code and avoid any abuse of a position of trust and responsibility; and (3) adhere to the fundamental standard that Associated Persons should not take inappropriate advantage of their positions. In addition, the Firm and its Associated Persons must comply with all applicable federal securities laws, which shall generally be explained in the Firm’s Compliance Manual. Associated Persons must report any violations of the Code of Ethics to the Firm’s Chief Compliance Officer.

DEFINITIONS
“Access Person” means any supervised person of the Firm:
who has access to nonpublic information regarding any clients’ purchase or sale of securities;
who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic;
because the Firm’s primary business is providing investment advice, all of the Firm’s directors, officers, partners, Associated Persons and employees are presumed to be access persons; or
such other persons as the Chief Compliance Officer shall designate.
“Acquisition” or “Acquire” includes any purchase and the receipt of any gift or bequest of any Reportable Security. “Affiliate Account” means, as to any Access Person, an Account:
of any Family Member of the Access Person;
for which the Access Person acts as a custodian, trustee or other fiduciary;
of any corporation, partnership, joint venture, trust, company or other entity which is neither subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) nor registered under the Investment Company Act of 1940 (the “Company Act”) and in which the Access Person or a Family Member has a direct or indirect Beneficial Ownership; and
of any Access Person of the Firm.
“Associated Person” of the Firm means any Access Person, and any employees, including independent contractors, and employees of affiliated companies who perform advisory functions on behalf of the Firm. For clarification, all Associated Persons are considered Access Persons.
“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.
“Beneficial Ownership” means a direct or indirect “pecuniary interest” (as defined in 16a-1(a)(2) under the 1934 Act that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a Security. This term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a Security. An Access Person is presumed to have Beneficial Ownership of any Family Member’s account.

“Client Account” means any account for which the Firm provides services, including investment advice and investment decisions.
“Control” has the same meaning as in section 2(a)(9) of the Company Act. Section 2(a)(9) defines “Control” as the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company.
“Disposition” or “Dispose” includes any sale and the making of any personal or charitable gift of Reportable Securities. “Family Member” of an Access Person means:
that person’s spouse or minor child who resides in the same household;
any adult related by blood, marriage or adoption to the Access Person (a “relative”) who shares the Access Person’s household;
any relative dependent on the Access Person for financial support; and
any other relationship (whether or not recognized by law) which the Chief Compliance Officer determines could lead to the possible conflicts of interest or appearances of impropriety this Code is intended to prevent.
“Indirect Access Person” includes the staff of any of our affiliate companies who have access to Nuance trading data and client information. Indirect Access Persons may include without limitation, IT professionals, operations staff, legal and compliance staff and accounting professionals. A list of the Indirect Access Persons is under separate cover.
“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 1934 Act.
“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) of the 1933 Act or rule 504, 505 or 506 under the 1933 Act.
“Material Non-Public Information”
Information is generally deemed “material” if a reasonable investor would consider it important in deciding whether to purchase or sell a company’s securities or information that is reasonably certain to affect the market price of the company's securities, regardless of whether the information is directly related to the company’s business.
Information is considered “nonpublic” when it has not been effectively disseminated to the marketplace. Information found in reports filed with the Commission or appearing in publications of general circulation would be considered public information.
“Purchase or sale of a Security” includes, among other things, transactions in options to purchase or sell a Security. “Reportable Security” means a Security as defined in the Code, but does not include:
direct obligations of the Government of the United States;
money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments, including repurchase agreements;
shares issued by money market funds;
shares issued by exchange traded funds
shares issued by other mutual funds, unless the adviser acts as the investment adviser or principal underwriter for the fund; and
shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds.
“Restricted Security” means any Security on the Firm’s Restricted Security List. In general, this list will include securities of public companies which are clients of the Firm, or whose senior management are clients of the Firm.
“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.
“Third Party Managed Account” means any account for which the Access Person has granted the ability to execute trades on a fully discretionary basis to a third-party Investment adviser, who is not related to or affiliated with Nuance or the Access Person.

PROHIBITED PURCHASES, SALES AND PRACTICES
Cross Trading
No Access Person may execute any principal or agency cross securities transactions for client accounts or execute any cross trades between client accounts. Additionally, no Access Personal may cross transactions involving the Fund. Any contemplated cross transactions with the Fund are required to be proposed to the Fund Administration Team prior to completion in accordance with the Trust’s Rule 17a-7 procedures. Principal transactions are generally defined as transactions where an advisor, acting as principal for its own account or the account of an affiliated broker-dealer, buys from or sells any security to any advisory client. A principal transaction may also be deemed to have occurred if a security is crossed between an affiliated hedge fund and another client account. An agency cross transaction is generally defined as a transaction where a person acts as an investment advisor in relation to a transaction in which the investment advisor, or any person controlled by or under common control with the investment advisor, acts as broker for both the advisory client and for another person on the other side of the transaction. Agency cross transactions may arise where an advisor is dually registered as a broker-dealer or has an affiliated broker-dealer.
Improper Use of Information
No Access Person may use his or her knowledge about the securities transactions or holdings of a Client Account in trading for any account that is directly or indirectly beneficially owned by the Access Person or for any Affiliate Account. Any investment ideas developed by an Access Person pertaining to their role at Nuance must be made available to Client Accounts before the Access Person may engage in personal transactions or transactions for an Affiliate Account based on these ideas.
No Associated Person:
while aware of material nonpublic information about a company, may purchase or sell securities of that company until the information becomes publicly disseminated and the market has had an opportunity to react;

shall disclose material nonpublic information about a company to any person except for lawful purposes;

may purchase any Restricted Securities, found on the Restricted Securities List (see Restricted Securities List document), as for as long as the publicly traded company (or any member of its senior management) is a client of the Firm, unless expressly approved in advance by the Chief Compliance Officer.
Initial Public Offerings
No Access Person may acquire any securities in an Initial Public Offering without first obtaining pre-clearance and approval from the Chief Compliance Officer.
Limited Offerings
No Access Person may acquire any securities in a Limited Offering without first obtaining pre-clearance and approval from the Chief Compliance Officer. This policy excludes the accounts of Access Persons that are in the composite of any of the firm’s products.

PERSONAL TRADING POLICY
Purpose of the Personal Trading Policy
As an investment advisor, Nuance is entrusted with the assets of our clients for investment purposes. Our fiduciary responsibility is to place the interest of our clients before our own and to avoid any and all conflicts of interest. All Access Persons of Nuance are expected to be compliant will all guidelines set forth in this document.
Personal Investing Activity Restrictions
To be compliant with appropriate law and our own high ethical standards each Access Person is responsible to ensure that our clients are always the investing priority and that personal investing interests are always secondary to our clients’ interests. The following guidelines are designed to clarify this alignment.
1.Investment opportunities arising as a result of Nuance work and analysis must first be considered for inclusion in our client portfolios.

2.Personal trades must be submitted for prior approval in accordance with the Pre-Clearance Rules outlined below.

3.Personal trading involving securities that are both in the Nuance universe of companies that the Investment team studies for portfolio inclusion and currently owned in a model (inclusive of residual ownership by clients) are not permitted. The only exceptions to this rule are trades placed in a disclosed Third Party Managed Account or if an Access Person owns a discretionary account of a specific Nuance composite, in which case executing simultaneously with our clients is permitted.

4.Securities in the Nuance universe but not in a model (including no residual ownership by clients) may be requested for approval by Nuance Access Persons. Approval will be conditioned on the following factors and valid only for the day of the request:

a.Access Persons must not be in possession of any material non public information regarding the investment opportunity; and

b.Nuance must not be actively purchasing or selling on behalf of a client including residual activity or transactions for any other reason; and
c.A review of liquidity issues must conclude that the approval will not cause the Access Person’s trade to have a material impact on the price of the security. These liquidity tests are as follows:
Calculate the 30 day average daily volume
Multiply the 30 day average daily volume by 5%.
If the amount requested for a personal trade is greater than 5%, the trade cannot be approved due to liquidity issues

d.A review with the Investment Team must conclude that the security is not currently being considered for purchase or sale on behalf of a client or strategy.
e.If the request is approved and the security in question is at a later time purchased for client portfolios, no further purchases will be allowed and liquidating trades will be subject to the steps outlined above and restricted based on portfolio activity.

5.There will be no investing in Initial Public Offerings of common stocks by Access Persons. These are reserved for clients. If an Access Person owns a discretionary account of a specific Nuance composite, then this is allowed.

6.No Access Person may engage in “front running” – defined as trading for one’s own account before all positions of the firm’s client orders are completed.

Discussion of New Employee Accounts

Accounts for new employees may occasionally include holdings overlapping with the Nuance Universe or Nuance portfolio holdings. Employees can opt to liquidate these names or choose to maintain them, subject to trading restrictions and pre-clearance review following the steps outlined above.

Discussion of Third Party Managed Accounts

Access Persons who maintain a Third Party Managed Account are required to attest on a quarterly basis that all trades have been executed on a discretionary basis by the third-party investment adviser.

Discussion of Composite Portfolios and Accounts
The majority of Nuance accounts are expected to be in the form of Separate Accounts which will trade simultaneously based on a composite strategy developed by the Nuance Portfolio Management Team.
For example, the Nuance Concentrated Value Composite is a Nuance product and/or composite that is marketed as Nuance Concentrated Value. This product has specific investment restrictions, guidelines and objectives designed to add value for our clients. Nuance Concentrated Value has a defined model portfolio which is updated regularly. After each new account has entered the composite, all accounts will trade simultaneously within the composite with certain liquidity, basis point threshold, and trading cost related restrictions.
Access Persons may choose to invest in any Nuance strategy through a separate account. In these cases, all trading activities within these accounts will be governed by the trading guidelines, restrictions and policies that are consistent with those of all other clients invested within that particular composite.
Discussion of All Other Accounts
Access Persons are required to disclose all investment accounts for which they have Beneficial Ownership.
Pre-Clearance Rules for All Other Accounts
The process for trading clearance for all other accounts is as follows:
1.All transactions in equities (common and preferred stock), convertibles, and options require an electronic submission, email, letter, or memo, and trading is restricted until official approval is received from the Chief Compliance Officer or their delegate.

2.Personal Trading Pre-Approval Process

f.Compliance will determine if the security has been considered for inclusion in any Nuance products or is already in a Nuance product in accordance with the Personal Investing Activity Restrictions section of this Policy.

g.The Chief Compliance Officer or a Delegate will review and either approve or deny the request. If the trade in question is for the Chief Compliance Officer personal accounts, a Delegate will review and either approve or deny.
h.If the security is not owned by Nuance and is not considered for Nuance portfolios, the Compliance department will review and approve.

i.If approved, the Chief Compliance Officer will send the access person an email or notification of approval and documenting when it is appropriate to trade.

Reporting Requirements
All accounts in which the Access Person has beneficial ownership should have duplicate statements or electronic feeds sent to the Compliance Department of Nuance Investments, LLC. Further, all pre-clearance approvals shall be maintained for audit purposes.

All documentation must be kept in a file for audit purposes for all trades regardless of size.

Exceptions to the Policy
There can be exceptions to the policy. An exception can only be made if the Co-Chief Investment Officer and the Chief Compliance Officer both grant what is expected to be very limited exemptions to specific provisions of this document on a case-by-case basis. Exceptions must be approved in writing prior to execution.

REPORTING
An Access Person must submit to the Chief Compliance Officer, on forms designated by the Chief Compliance Officer, the following reports as to all Reportable Securities holdings and brokerage accounts in which the Access Person has, or by reason of a transaction, acquires, Beneficial Ownership.
Initial Holdings Reports
Not later than 10 days after an Access Person becomes an Access Person, a Certification and Holdings Report as set forth on CODE OF ETHICS CERTIFICATION AND HOLDINGS REPORT attestation with the following information which must be current as of a date no more than 45 days prior to the date the person becomes an Access Person:
the title, type of security and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

the name of any broker, dealer or bank in which the Access Person maintains an account in which any securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and

the date the report is being submitted by the Access Person.

Quarterly Reportable Securities Transaction Reports
Not later than 30 days after the end of each calendar quarter, a Transactions Report as set forth on CODE OF ETHICS TRANSACTIONS REPORT attestation for any transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition) during the calendar quarter of a Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership including:
the date of the transaction, the title, the exchange ticker symbol or CUSIP number (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security;

the nature of the transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition):

the price of the Reportable Security at which the transaction was effected;

the name of the broker, dealer or bank with or through which the transaction was effected; and

the date the report is being submitted by the Access Person;

special circumstances related to the purchase of Securities by Access Persons of the Firm are further discussed in the Personal Trading Policy;

with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person: The name of the broker, dealer or bank with whom the Access Person Established the Account;

the date the account was established; and

the date that the report is submitted by the Access Persons.

All Trading Approval Pre-Approvals will be matched to the Quarterly Reportable Securities Transactions Reports as part of the review process.
Annual Holdings Reports
At least once each 12-month period, within 30 days of calendar year-end, a Certification and Holdings Report as set forth on the CODE OF ETHICS CERTIFICATION AND HOLDINGS REPORT attestation with the following information, which must be current as of a date no more than 45 days prior to the date the report is submitted:
the title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

the name of any broker, dealer or bank in which the Access Person maintains an account in which securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and

the date the report is being submitted by the Access Person.

The Annual Holdings Reports will be compared to the Initial Holdings Reports and Quarterly Holdings Reports as a part of the review process in order to ensure that all holdings are accurately reported.
Exceptions From Reporting Requirements
An Access Person need not submit:
any reports with respect to Securities held in accounts over which the Access Person had no discretion, or which are limited to holding non-reportable securities;

a transaction report with respect to transactions effected pursuant to an automatic investment plan;

a transaction report if the report would duplicate information contained in broker trade confirmations or account statements and data feeds that the Firm receives so long as the Firm receives the data feed, confirmations or statements no later than 30 days after the close of the calendar quarter in which the transaction takes place.

Disclaimer of Beneficial Ownership
Any report submitted by an Access Person in accordance with this Code may contain a statement that the report will not be construed as an admission by that person that he or she has any direct or indirect Beneficial Ownership in any Security or brokerage account to which the report relates. The existence of any report will not, by itself, be construed as an admission that any event included in the report is a violation of this code.

Annual Certification of Compliance
Each Access Person must submit annually, a Certification and Holdings Report as set forth on the CODE OF ETHICS CERTIFICATION AND HOLDINGS REPORT attestation by a date specified by the Chief Compliance Officer, that the Access Person:
has received, read and understand this Code and recognizes that the Access Person is subject to the Code;

has complied with all the requirements of this Code; and

has disclosed or reported all personal securities transactions, holdings and accounts required by this Code to be disclosed or reported.
Annual Fund Reporting
On an annual basis, Nuance's Chief Compliance Officer shall prepare a written report describing any issues arising under the Code of Ethics, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations and submit the information to each Registered Fund Client’s Chief Compliance Officer for review by the Registered Fund Client’s Board of Trustees.
Also on an annual basis, Nuance's Chief Compliance Officer shall certify to the Board of Trustees of each Registered Fund Client that Nuance has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

OUTSIDE BUSINESS ACTIVITIES
While Nuance is not a broker/dealer or a member of FINRA, according to FINRA Rule 3270, “No registered person may be an employee, independent contractor, sole proprietor, officer, director or partner of another person, or be compensated, or have the reasonable expectation of compensation, from any other person as a result of any business activity outside the scope of the relationship with his or her member firm, unless he or she has provided prior written notice to the member, in such form as specified by the member. Passive investments and activities subject to the requirements of NASD Rule 3040 shall be exempted from this requirement.”
In order to ensure compliance with this rule, all Access Persons are required to submit information to the Chief Compliance Officer detailing all applicable outside business activities. In addition, any changes to outside business activities must be submitted to the Chief Compliance Officer within 30 days. The Chief Compliance Officer is responsible for review and approval of or objection to all outside business activities. Approval of or objection to an outside business activity will be determined on a case-by-case basis, taking into consideration all applicable information.
No Access Person, direct or indirect, may serve on the board of a company that is a portfolio holding of the Fund per the MPS Policies (Exhibit B). Any request to serve on the board of directors of any company, public or private, must be submitted to the Chief Compliance Officer prior to accepting such a position.

CONFIDENTIALITY
Non-Disclosure of Confidential Information
No Access Person, except in the course of his or her duties, may reveal to any other person any information about securities transactions being considered for, recommended to, or executed on behalf of a Client Account. In addition, no Associated Person may use confidential information for their own benefit or disclose such confidential information to any third party, except as such disclosure or use may be required in connection with their employment or as may be consented to in writing by the Chief Compliance Officer. These provisions shall continue in full force and effect after termination of the Associated Persons relationship with the Firm, regardless of the reason for such termination.
Confidentiality of Information in Access Persons’ Reports
All information obtained from any Access Person under this Code normally will be kept in strict confidence by the Firm. However, reports of transactions and other information obtained under this Code may be made available to the Commission, any other regulatory or self-regulatory organization or any other civil or criminal authority or court to the extent required by law or regulation or to the extent considered appropriate by management of the Firm. Furthermore, in the event of violations or apparent violations of the Code information may be made available to appropriate management and supervisory personnel of the Firm, to any legal counsel to the above persons and to the appropriate persons associated with a Client Account affected by the violation.

SANCTIONS
Upon determining that an Access Person has violated this Code of Ethics, the Firm’s Chief Compliance Officer or his or her designee, may impose such sanctions as he or she deems appropriate. These include, but are not limited to, a letter of censure, disgorgement of profits obtained in connection with a violation, the imposition of fines, restrictions on future personal trading, termination of the Access Person’s position or relationship with the Firm or referral to civil or criminal authorities.
Anyone who in good faith raises an issue regarding a possible violation of this Code, law or regulation or any suspected illegal or unethical behavior shall be protected from retaliation.

DUTIES OF THE CHIEF COMPLIANCE OFFICER
Identifying and Notifying Access Persons
The Chief Compliance Officer will identify each Access Person and notify each Access Person that the person is subject to this Code, including the reporting requirements.
Providing Information to Access Persons
The Chief Compliance Officer will provide advice, with the assistance of counsel where needed, about the interpretation of this Code.
Revising the Restricted Securities List
The Chief Compliance Officer shall ensure that the Restricted Securities List is updated as necessary.
Reviewing Reports
The Chief Compliance Officer will review the reports submitted by each Access Person, or received directly by the custodian, to determine whether there may have been any transactions prohibited by this Code.
Maintaining Records
In its books and records, the Firm shall maintain all documents related to the Code including:
a copy of the Code of Ethics adopted and implemented and any other Code of Ethics that has been in effect at any time within the past five years;

a record of any violation of the Code, and of any action taken as a result of the violation;

a record of all written acknowledgments for each person who is currently, or within the past five years was, an Associated Person of the Firm;

a record of each Access Person report described in the Code;

a record of the names of persons who are currently, or within the past five years were, Access Persons; and

a record of any decision and the reasons supporting the decision, to approve the acquisition of beneficial ownership in any security in an initial public offering or limited offering, for at least five years after the end of the fiscal year in which the approval was granted.
All records shall be maintained in accordance with Rules 204-2 under the Advisers Act and Rule 17j-1(f) under the 1940 Act.
Compliance and Review of the Chief Compliance Officer
The Chief Compliance Officer must comply with the Code of Ethics, including obtaining pre-clearance for certain activities and submitting any required forms and/or reports. The President & Co-Chief Investment Officer or a Delegate shall be responsible for all of the duties otherwise performed by the Chief Compliance Officer with regard to ensuring the compliance of the Chief Compliance Officer.

INSIDER TRADING
Improper use of inside information when conducting any securities transaction is a serious violation of securities laws and will not be tolerated. Any person having access to material, non-public information will violate anti-fraud provisions of the federal securities laws by effecting transactions or communicating such information for the purpose of effecting transactions in such securities without public disclosure of the information. Supervised persons will not purchase or sell a security, either personally or on behalf of others, while in the possession of material, non-public information. Supervised persons are also forbidden to communicate material, non- public information to others in violation of the law. This policy applies to all supervised persons and extends to activities within and outside of their duties with Nuance.

The Chief Compliance Officer will be responsible for establishing, implementing, monitoring and enforcing all of Nuance’s policies and procedures regarding insider trading. If any supervised person is unsure whether information could violate Nuance’s policies and procedures on insider trading or has questions on any aspect of Nuance’s policies and procedures on insider trading, questions should be directed to the Chief Compliance Officer prior to implementing any trades. The prohibition on the use of inside information extends to family members, associates and acquaintances of the person coming into possession of such information.
Any time a supervised person suspects that a client or another supervised person is trading based on inside information or determines that they have received material, non-public information, it must be reported to the Chief Compliance Officer immediately. Persons having knowledge of material, non-public information will not place any securities transactions in securities relating to such information for any account. In addition, no recommendations will be made in relation to any securities affected by the information. Information will be communicated only to the Chief Compliance Officer who will then determine the appropriate course of action to take. The Chief Compliance Officer shall confidentially document Nuance’s actions in addressing the material inside information.
The Chief Compliance Officer is responsible for supervising all supervised persons conducting advisory business and is responsible for restricting, as much as possible, the number of supervised persons having access to any inside information. Only those supervised persons with a need to know such information for the purpose of their job performance will have such information disclosed to them. If such information must be disclosed to a supervised person, the Chief Compliance Officer will document the following:
the name of each supervised person to whom the information was communicated to;
the supervised person’s position within the company;
the name of the security affected;
the name of the person requesting communication of the information;
the reason for the communication;
the nature of the communication; and
the date of the communication.
The Chief Compliance Officer is responsible for establishing procedures, reviewing procedures, updating procedures and ensuring that all supervised persons are continuously aware of and understand procedures regarding insider trading policies and procedures. Nuance’s policies will be reviewed on a regular basis and updated as necessary. All supervised persons will be required to review Nuance’s written Compliance Manual at least annually. Supervised persons will then sign an acknowledgement indicating that they are aware of, understand and agree to comply with Nuance’s policies and procedures at all times. Since Nuance’s insider trading policies and procedures are included in this manual, supervised persons are acknowledging that they are aware of, understand and will comply with Nuance’s insider trading policies and procedures at all times. If Nuance is aware of any securities that are restricted from trading, the Chief Compliance Officer will maintain a list of these securities. This list will be kept current at all times and will be provided to all supervised persons on a regular basis.
The Chief Compliance Officer will perform the following procedures no less than quarterly for the purpose of detecting insider trading:
review trading activity reports or confirmations and statements for each officer, director, investment advisor representative and supervised person of Nuance; and
review and monitor the trading activity of all accounts managed by Nuance.
collect attestations regarding receipt of material non public information from the Investment, Trading and Research Teams.

Such reviews may occur in conjunction with Code of Ethics, trading or other reviews conducted by the firm and are not required to be segregated and marked as separate reviews. The consequences for trading on or communicating material, non-public information are severe. Consequences can be imposed on the persons involved in insider trading and their employer. Penalties can be imposed even if the parties involved do not personally benefit from the activities involved in the violation. In addition to the regulatory and criminal penalties that could be imposed, supervised persons can expect that any violation of Nuance’s insider trading policy will result in serious penalties to all parties involved, potentially including dismissal from employment with Nuance.